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                             EXHIBIT 21

                          KAMAN CORPORATION

                             SUBSIDIARIES

Following is a list of the Corporation's subsidiaries, each of which is wholly owned by the Corporation either directly or through another subsidiary. Second-tier subsidiaries are listed under the name of the parent subsidiary.

Name                                       State of Incorporation
- -----------------------------------------------------------------
Registrant:  KAMAN CORPORATION                      Connecticut

Subsidiaries:

Kaman Diversified Technologies Corporation          Connecticut

  Kaman Aerospace Corporation                       Delaware
  Kamatics Corporation                              Connecticut
  Kaman Aerospace International Corporation         Connecticut
  Kaman X Corporation                               Connecticut
  Kaman Sciences Corporation                        Delaware
  Kaman Instrumentation Corporation                 Connecticut
  Kaman Electromagnetics Corporation                Massachusetts
  AirKaman of Jacksonville, Inc.                    Connecticut
  Advanced Energetic Materials Corporation
    of America*                                     Delaware
  Kaman Technologie GmbH                            Germany

Kaman Industrial Technologies Corporation           Connecticut

  Kaman Industrial Technologies, Ltd.               Canada

Kaman Music Corporation                             Connecticut

  KMI Europe, Inc.                                  Delaware
  Kaman U.K. Limited                                Great Britain
  Trace Elliot Limited                              Great Britain
  B & J Music Ltd.                                  Canada





* Fifty percent (50%) of voting stock owned by Kaman Corporation


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